Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-47073, 333-06061, 333-27561, 333-72715, 333-76697, 333-104490, 333-124503, 333-131466, 333-147397, 333-153925, 333-154364 and 333-186187 on Form S-8 and Registration Statement No. 333-208554 on Form S-3 of our reports dated November 28, 2016 relating to the consolidated financial statements and consolidated financial statement schedules of The Scotts Miracle-Gro Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2016.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
November 28, 2016